DEFERRED COMPENSATION AGREEMENT

         THIS DEFERRED COMPENSATION AGREEMENT ("Agreement") made and entered into by and between THE SOUTHERN COMPANY, with its corporate offices located at 270 Peachtree Street, 14th Floor, Atlanta, Georgia 30303 (the "Company"), and WILLIAM L. WESTBROOK, residing at 10 Bohler Mews, Atlanta, Georgia 30327 ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employee has been employed by the Company for approximately thirty-seven (37) years;

         WHEREAS, Employee is a highly compensated employee of the Company and is a member of its management;

         WHEREAS, in order to be eligible for benefits under this Agreement, the parties have agreed that Employee shall retire from employment with the Company on the earlier of the last day of a month mutually agreed upon by Employee and the Company, the last day of the month following the date the Company makes a pro-rata distribution to the holders of its common stock of all of the shares of Southern Energy, Inc. stock owned by the Company or June 30, 2001, but in no event shall Employee retire from employment with the Company prior to March 1, 2001;

         WHEREAS, the parties desire to delineate their respective rights, duties, and obligations attendant to such retirement, and desire to reach an accord and satisfaction of all claims arising from Employee's employment and his retirement, with appropriate releases; and

         WHEREAS, the Company desires to provide Employee with deferred compensation and other severance benefits for service he has provided or will provide for the Company prior to retirement;

         WHEREAS, it is the Company's intent that Employee otherwise receive all benefits and compensation which Employee has accrued as of his early retirement date, and this Agreement and the Release attached hereto is not intended in any way to affect Employee's right to such benefits and compensation;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Retirement from Employment. Upon Employee's execution of this Agreement, voluntary early retirement from employment on the earlier of the last day of a month mutually agreed upon by Employee and the Company, the last day of the month following the date the Company makes a pro-rata distribution to the holders of its common stock of all of the shares of Southern Energy, Inc. stock owned by the Company ("Spin-off") or June 30, 2001, but in no event prior to March 1, 2001 (the Employee's "Early Retirement Date"), and effectiveness of the Release attached hereto as Exhibit 1 (such effectiveness being no earlier than the Employee's Early Retirement Date), the Company shall pay to Employee the amounts described in Paragraph 2 hereof and shall apply the treatment set forth in Paragraph 3 to Employee's Nonqualified Stock Options under The Southern Company Performance Stock Plan. Employee agrees to provide the Company with at least 30 days prior written notification of his Early Retirement Date. Employee covenants and agrees that the consideration set forth in Paragraphs 2 and 3 is in full satisfaction of all sums owed to Employee, if any, by the Company, and constitutes good and complete consideration for his Release attached hereto as
Exhibit 1, those nondisclosure, non-compete and ownership obligations under Paragraph 5 hereof and all other obligations and covenants of Employee contained herein. Employee agrees that this Agreement provides him certain benefits to which he would not otherwise be entitled.

         2. Severance Payments to Employee. Subject to Paragraph 1, the Company shall pay the following amounts to employee:

                  (a) On the effective date of the Release (such effective date being no earlier than the Employee's Early Retirement Date), the Company shall pay to Employee a lump sum amount equal to Five Hundred Fifty Thousand Two Hundred and No/100 Dollars ($550,200.00), plus a lump sum amount equal to any unused financial planning allowance as of his Early Retirement Date that is still payable in the year of his retirement hereunder (such financial planning allowance shall equal Seven Thousand and No/100 Dollars ($7,000.00) as of the commencement of the calendar year in which Employee retires, and such amount shall be reduced prior to Employee's retirement in accordance with its use).

                  (b) Subject to Paragraph 1, in the event of a Spin-off, Company shall pay to Employee an amount ("Additional Spin-off Amount") determined in accordance with the following table:

    If Spin-off occurs:                Additional Spin-off Amount is:
    -------------------                ------------------------------
  On or before December 31, 2001            $223,000.00
  After December 31, 2001, but              $185,833.34
  before January 1, 2003

  After December 31, 2002, but              $148,666.67
  before January 1, 2004

  After December 31, 2003, but              $111,500.00
  before January 1, 2005

  After December 31, 2004, but              $74,333.34
  before January 1, 2006

  After December 31, 2005, but              $37,166.67
  before January 1, 2007

  After December 31, 2006                   $0


         The Additional Spin-Off Amount payable to Employee in accordance with this subparagraph 2(b), if any, shall be paid to Employee on the first day of the first month coincident with or next following the later of (i) the date of the Spin-Off, (ii) Employee's Early Retirement Date, and (iii) the effective date of the Release (such effective date being no earlier than Employee's Early Retirement Date).

                  (c) Subject to the terms and conditions of this Agreement, including Paragraph 1 hereof, beginning on the effective date of the Release (such effective date being no earlier than Employee's Early Retirement Date), and thereafter on the first day of the month, the Company shall commence payment to Employee of a monthly installment ("Employee Replacement Benefit"), determined in accordance with the following table and adjusted as provided below:

Employee's Early Retirement Date is:     Employee Replacement Benefit is:

       March 31, 2001                          $9,927.00


       April 30, 2001                          $9,727.00


       May 31, 2001                            $9,471.00


       June 30, 2001                           $9,268.00


         Based upon the foregoing table and assuming for all purposes a single life annuity payout under the three plans listed below, the Employee Replacement Benefit, together with (i) the Retirement Income that Employee receives under The Southern Company Pension Plan ("Pension Plan"); (ii) the SERP Benefit the Employee receives under The Southern Company Supplemental Executive Retirement Plan ("SERP"); and (iii) the Pension Benefit that Employee receives under The Southern Company Supplemental Benefit Plan ("Supplemental Benefit Plan"), shall result in a total annual payment to Employee of Four Hundred Two Thousand Nine Hundred Forty-Five Dollars And No Cents ($402,945.00) ("Annual Floor").

         The Employee Replacement Benefit and Annual Floor payable to Employee described above shall be adjusted to reflect the Employee's provisional payee option selected under The Southern Company Pension Plan ("Pension Plan") and shall be increased from time to time to reflect future increases, if any, in Retirement Income of retirees following the Employee's retirement.

         In accordance with Paragraph 16 hereof, Employee shall be responsible for all state and federal income taxes and his share of FICA taxes owed on the amounts payable in accordance with subparagraphs (a), (b) and (c) of this Paragraph 2, and Company shall make appropriate withholding of these amounts.

         3. Employee's Stock Options Under The Southern Company Performance Stock Plan. Employee's Nonqualified Stock Options ("Stock Options") covering a total of 107,115 shares of common stock of the Company under The Southern Company Performance Stock Plan ("Performance Stock Plan") shall continue in accordance with their terms; provided, however, that, subject to Paragraph 1, for all purposes of the Company's Performance Stock Plan, Employee's retirement on his Early Retirement Date in accordance with this Agreement shall be deemed to constitute Retirement (as defined in the Company's Performance Stock Plan) with the result thereof to include that as of Employee's Early Retirement Date,
(i) all of Employee's existing Stock Options, and all of his rights therein, will become fully vested and non-forfeitable; (ii) any restrictions or reductions applicable to option holders under the Company's Performance Stock Plan in case of early retirement shall be inapplicable; and (iii) the sixty-month exercise period under the Performance Stock Plan with respect to such Stock Options (which is subject to the expiration of such Stock Options) shall commence as of Employee's Early Retirement Date. The Company agrees that the Employee's existing Stock Options will be adjusted for the Spin-off in the same manner as other participants under the Performance Stock Plan.

         4. Publicity; No Disparaging Statement. Except as otherwise provided in Paragraph 9 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

         5. Non-Disclosure, Non-Solicitation and Non-Competition Provisions.

                  (a) Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company, Employee agrees he will abide by and adhere to the following Non-Disclosure, Non-Solicitation and Non-Competition Provisions.

                  (b) Definitions. For purposes of this Paragraph 5, the following terms shall have the following meanings:

                  (i) "Confidential Information" shall mean the proprietary and confidential data or information, other than "Trade Secrets" (as defined below), (A) that either
                           (i) belongs to the Company or (ii) pertains to the Company and that, if it does not belong to the Company, is either subject to a confidentiality agreement or belongs to or is held by a third party that the Company reasonably expects will maintain the proprietary or confidential nature of the data or information, including, but not limited to, attorneys and accountants engaged by the Company, and (B) that is of value to the Company and is not generally known to the public but is generally known only to the Company and those of its employees, independent contractors or agents to whom such information must be confided for business purposes, regarding the products, services, contractual arrangements, customers, suppliers, and partners of the Company gained by Employee as a result of his employment with the Company. Confidential Information shall also include other items that the Company may from time to time mark or otherwise identify as confidential, provided that Employee has knowledge of such marking or identification. As used in this subsection, "Company" shall include any of the Company's affiliates.

                  (ii) "Entity" shall mean any business, individual, partnership, joint venture, agency, governmental subdivision, association, firm, corporation or other entity.

                  (iii) "Territory" shall include the geographic area in which Southern Company and any of its affiliates, exclusive of Southern Energy, Inc., provides electrical service to retail customers as of the date of this Agreement.

                  (iv) "Trade Secrets" shall mean information of the Company or any of its affiliates which (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; it being agreed that such information includes, without limitation, non-public information related to the rate making process of the Company, or its affiliates, technical and non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers or any other information which is defined as a "trade secret" under applicable law. (v) "Work Product" shall mean all tangible work product, property, data, documentation, concepts or plans, inventions, improvements, techniques and processes relating to the Company or any of its affiliates that were conceived, discovered, created or developed by Employee pursuant to his employment with the Company.

                  (c) Nondisclosure: Ownership of Proprietary Property.

                  (i) In recognition of the need of the Company to protect its legitimate business interests, Employee hereby covenants and agrees that: (A) with regard to each item constituting all or any portion of a Trade Secret at all times such information remains a "trade secret" under applicable law and (B) with regard to any Confidential Information, for a period of three
                           (3) years following the Early Retirement Date (hereafter the "Nondisclosure Period"), Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement, as required by applicable law, or to defend against litigation brought by the Company alleging a breach by Employee of the non-disclosure provisions of Paragraph 5 of this Agreement. Employee shall exercise all reasonable best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of the Company known by, disclosed to or made available to Employee in connection with his employment relationship with the Company or any other past or present relationship with the Company. Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent necessary and reasonable, in the procurement of any protection of the Company's rights to or in any of the Trade Secrets or Confidential Information.

                  (ii) All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A.ss. 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, trade secrets, service marks and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

                  (iii) Employee represents and agrees that he will keep the terms and amount of this Agreement completely confidential, and except to his personal agents or legal counsel to the extent required by law or as necessary to either defend against litigation brought by the Company alleging a breach by Employee of the non-disclosure provisions of Paragraph 5 of this Agreement or arbitrate a claim or dispute pursuant to Paragraph 19 of this Agreement, he will not hereafter disclose this information concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company. Employee may only disclose to future, potential employers of Employee that he participates in a deferred compensation arrangement with the Company which imposes certain restrictions on him related to such future, potential employment.

         (d) No Employment.

         Employee agrees that he shall not hereafter seek any re-employment with the Company, its parent, its affiliates or its subsidiaries.

         (e) Non-Solicitation of Employees.

         Employee agrees, during the three (3) years following the Employee's separation from employment, that he will not, either directly or indirectly, alone or in conjunction with any other person or entity, actively recruit, engage in passive hiring efforts, solicit, attempt to solicit, or induce any person who, during such three year period, or within one year prior to Employee's separation from employment, was an exempt employee of the Company or any of its subsidiaries, or was an officer of the Company or any of its affiliates to leave or cease such employment for any reason whatsoever or hire or engage the services of such person in any business substantially similar or competitive with that in which The Southern Company and its affiliates were engaged during the employment.

         (f) Non-Competition.

         Employee agrees that, for a period of two (2) years from the date of separation of employment with the Company, he will not:

         (i) be employed by an entity which is engaged in the generation, transmission, distribution or sale, whether at retail or wholesale, of electricity within the Territory, or

         (ii) consult for or advise any entity with respect to the acquisition or development of power generation assets located or to be located within the Territory, or

         (iii) unless requested by the Company or required by law to do so, testify or otherwise appear with respect to or regarding a matter affecting Southern Company, its subsidiaries or Southern Energy, Inc., before any (A) regulatory agency, government commission or regulatory body within the Territory,
                  (B) the Federal Energy Regulatory Commission or (C) the Securities and Exchange Commission.

Notwithstanding these limitations, and by way of clarification, Employer agrees that Employee may at any time engage in a consulting relationship with any entity, whether or not within the Territory, to provide advice as to financial matters, such as capital budgeting, capital processes, debt or equity offerings, project finance, commercial paper transactions, rating agency matters, risk management, insurance, and other similar finance related matters, provided that such consultation does not violate the restrictions set forth in (ii) and (iii) of this subsection (f). Further, Employee may at any time consult for, advise or serve on the board of directors of a technology development company that is involved in electric power technology, such as fuel cell or micro-turbine technology, provided that such company is not involved in the generation, transmission, distribution or sale of electricity in the Territory in excess of ten (10) megawatts.

         Employee and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (1) the business of the Company; (2) the competitive nature of the Company's industry; and (3) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of this Agreement.

         6. Return of Materials. Upon the Employee's retirement or earlier termination, or at any point after that time upon the specific request of the Company, Employee shall return to the Company all written or descriptive materials or any other property of any kind belonging to the Company, its Affiliates, or its agents, including, without limitation, any Intellectual Property, Confidential Information and Trade Secrets, in Employee's possession.

         7. Cooperation. The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Company to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter "Company Matters"). Upon request of the Company, and at any point following termination of employment, Employee will make himself available to the Company for reasonable periods consistent with his future employment, if any, by other Entities and will cooperate with its agents and attorneys as reasonably required by such Company matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

         8. Termination with Cause. In the event of Employee's termination of employment for Cause at any time prior to Employee's Early Retirement Date, the Employee shall forfeit all of the benefits provided in Paragraphs 2 and 3, and the Company and Employee shall have no further obligations with respect to this Agreement or the Release attached as Exhibit 1 other than, as to Employee, the return of information under Paragraph 6. As used in this Agreement, the term "Cause" shall mean Employee's gross negligence or willful misconduct in the performance of his duties and services required in the course of employment by the Company; or a material breach of the fiduciary obligations owed by an officer and an employee to Southern, provided that the Company has given written notice to Employee of such gross negligence, willful misconduct or material breach and Employee has failed to cure such gross negligence, willful misconduct or material breach within fifteen (15) days after Employee receives such notice. No act or failure by Employee shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

         9. Confidentiality and Legal Process. The Parties hereto each represent and agree that they will keep the terms, amount and fact of this Agreement confidential and that they will not hereafter disclose any information concerning this Agreement to any one other than their respective agents or legal counsel. Employee specifically acknowledges and agrees that he will not hereafter disclose any information concerning this Agreement to any past, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from disclosing to any prospective employer or client, in connection with its decision to hire Employee, solely that he entered into an arrangement with the Company which imposes certain restrictions on him related to such future potential employment or retention. Nothing in this Agreement is intended to prohibit either party from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe either party's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

         10. Successors And Assigns; Applicable Law. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of Southern, the Company and their officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia, United States of America (without giving effect to principles of conflicts of laws).

         11. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior Agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

         12. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.

         13. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that following Employee's retirement pursuant to this Agreement, it shall pay all of its obligations under this Agreement when due without set off or reduction as a result of any defense or claim that the Company may have at any time against the Employee. Notwithstanding the preceding sentence, Employee acknowledges that Company shall have the right to pursue Employee for recovery of such payments for Employee's violation of the terms of this Agreement, and in the event of a final judgment against Employee, Company shall recover pursuant to such judgment and, if the judgment so provides, cease any additional payments hereunder.

         14. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive the value of his benefit under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.

         15. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company, including but not limited to, (i) those rights and benefits to which Employee is entitled under the Change of Control Agreement between The Southern Company, Southern Company Services, Inc. and Employee, provided Employee remains employed by the Company and such Change in Control Agreement by its terms is in effect; (ii) all benefits accrued by Employee as of his Early Retirement Date, including, but not limited to, those provided under the terms of The Southern Company Performance Pay Plan; and (iii) any rights to indemnification in respect of his services as an employee, officer and/or director of the Company or any of its subsidiaries or affiliates as provided by law or the Certificate of Incorporation and/or By-laws (or like constitutive documents) of the Company or any of its subsidiaries or affiliates.

         16. Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

         17. Compensation. Any compensation contributed on behalf of Employee under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, The Southern Company Performance Sharing Plan or The Southern Company Pension Plan. Payments under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan.

         18. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of Employee and the Company.

         19. Arbitration.

         (a) Any dispute, controversy or claim arising out of or relating to the Company's obligations to pay benefits under this Agreement, or the breach thereof, shall be settled and resolved solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") except as otherwise provided herein. The arbitration shall be the sole and exclusive forum for resolution of any such claim for benefits hereunder and the arbitrators' award shall be final and binding.

         (b) Arbitration shall be initiated by serving a written notice of demand for arbitration to Employee, in the case of the Company, or to the Southern Corporate Secretary, in the case of Employee.

         (c) The arbitration shall be held in Atlanta, Georgia. The arbitrators shall apply the law of the State of Georgia, to the extent not preempted by federal law, excluding any law which would require the application of the law of another state.

         (d) The parties shall appoint arbitrators within fifteen (15) business days following service of the demand for arbitration. The number of arbitrators shall be three. One arbitrator shall be appointed by Employee, one arbitrator shall be appointed by the Company, and the two arbitrators shall appoint a third. If the arbitrators cannot agree on a third arbitrator within thirty (30) business days after the service of demand for arbitration, the third arbitrator shall be selected by the AAA.

         (e) The arbitration filing fee shall be borne equally by Employee and the Company. All other costs of arbitration shall be borne equally by Employee and the Company, provided, however, that in the event any material issue in the dispute being arbitrated hereunder is finally resolved in Employee's favor, the Company shall reimburse Employee for all such fees and costs paid by Employee and Employee's legal fees incurred with respect to such dispute in an amount not to exceed $50,000.

         (f) The parties agree that they will faithfully observe the rules that govern any arbitration between them, they will abide by and perform any award rendered by the arbitrators in any such arbitration, including any award of injunctive relief, and a judgment of a court having jurisdiction may be entered upon an award.

         (g) The parties agree that nothing in this Paragraph 19 is intended to preclude upon application of either party any court having jurisdiction from issuing and enforcing in any lawful manner such temporary restraining orders, preliminary injunctions, and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; regardless of whether an arbitration proceeding under this Paragraph 19 has begun. The parties further agree that nothing herein shall prevent any court from entering and enforcing any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Paragraph 19.

         20. Non-Qualified Benefit Security - Annuitization.

         (a) Company acknowledges and agrees that Employee shall be eligible for a partial annuitization of his non-qualified pension benefit between his Early Retirement Date and the later of the third anniversary of his Early Retirement Date or the date on which he attains age 65, in accordance with Company policy, including but not limited to the following:

         (i) Annuitizable benefit equals the excess, if any, of the Employee's total non-qualified pension plan benefits over 40% of the Employee's total qualified and non-qualified pension plan benefits;

         (ii)     Pension plan benefits include only those benefits payable by:

                  a. Any Southern, or affiliated company sponsored, tax qualified pension plan; and

                  b. The following pension plans which are not tax qualified: Southern Company Supplemental Benefit Plan, Southern Company Supplemental Executive Retirement Plan, Southern Energy, Inc. Supplemental Executive Retirement Plan, and Savannah Electric Power Company Supplemental Executive Retirement Plan.

         (b) Consistent with Company policy, with respect to any partial annuitization of non-qualified pension benefits, the Company will "tax equalize" the annuity benefit and provide Employee with a "tax equalization gross up" due to the significant differences between the taxation of monthly non-qualified pension benefits and monthly annuity benefits.

         (c) The parties acknowledge and agree that the annuitization policy described in this Paragraph 20 does not apply to any obligations of the Company described in the preceding Paragraphs of this Agreement.

         21. Notices. All notices, demands, elections, requests and other communications hereunder shall be in writing and shall be deemed to have been given to a party hereto, if personally delivered, on the date of such delivery, or five days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, to the party at its or his address as set forth at the beginning hereof (in the case of the Company, marked to the attention of the Secretary, or, in the case of Paragraph 19, to the attention of the Company's Board of Directors) or to such other address as the party may designate by notice given in conformity with the foregoing.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, this ___ day of ________________, 2001.

                                    "COMPANY"

                                    THE SOUTHERN COMPANY

                                    By:
                                             ---------------------------------
                                    Its:
                                             ---------------------------------
                                   "EMPLOYEE"

                                    WILLIAM L. WESTBROOK

                                  EXHIBIT 1 to

                         Deferred Compensation Agreement
                            with WILLIAM L. WESTBROOK

                                RELEASE AGREEMENT

         THIS RELEASE ("Release') is made and entered into by WILLIAM L. WESTBROOK ("Employee") for the benefit of THE SOUTHERN COMPANY, and its successor or assigns ("Company").

         WHEREAS, Employee and Company have agreed that Employee shall retire from employment with The Southern Company on the earlier of the last day of a month mutually agreed upon by Employee and the Company, the last day of the month following the date the Company makes a distribution to the holders of its common stock of all of the shares of Southern Energy, Inc. stock owned by the Company or June 30, 2001, but in no event shall Employee retire from employment with the Company prior to March 1, 2001;

         WHEREAS, Employee and the Company have previously entered into that certain Deferred Compensation Agreement, dated _________________, 2001 ("Agreement"), that this Release is incorporated therein by reference;

         WHEREAS, the Agreement delineates the Employee's and Company's respective rights, duties and obligations attendant to such retirement, and Employee and Company desire to reach an accord and satisfaction of all claims arising from Employee's employment, and his retirement from employment, with appropriate releases, in accordance with the Agreement;

         WHEREAS, the Company desires to provide Employee with deferred compensation in accordance with the Agreement for service he has or will provide for the Company prior to his retirement;

         NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Release. Employee does hereby remise, release and forever discharge the Company and their officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively, "Releasees"), of and from all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including, but not limited to, any claims which have been asserted, or could be asserted now or in the future, against any Releasees arising under any and all federal, state or local laws and any common law claims, and including, but not limited to, any claims Employee may have pursuant to the Age Discrimination in Employment Act and any claims to benefits under any and all offer letters, employment or separation agreements, or bonus, severance, workforce reduction, early retirement, out-placement, or other similar plans sponsored by the Company, now or hereafter recognized (collectively, "Claims"), which he ever had or now has or may in the future have, by reason of any matter, cause or thing arising out of his employment relationship and privileges, his serving as an employee of the Company or the separation from his employment relationship or affiliation as an employee of the Company as of the date of this Release against each of the Releasees. Notwithstanding the foregoing, Employee does not release (i) any Claims under the Age Discrimination in Employment Act that may arise after his execution of this Release; (ii) any rights to indemnification from the Company in respect of Employee's Services as an employee, officer and/or director of the Company or any of its subsidiaries or affiliates as provided by law or the Certificate of Incorporation and/or Bylaws (or like constitutive documents of the Company or any of its subsidiaries or affiliates); (iii) any rights that Employee may have under the Agreement; or
(iv) any rights to benefits accrued by Employee as of his termination date.

         2. No Assignment of Claim. Employee represents that he has not assigned or transferred, or purported to assign or transfer, any Claims or any portion thereof or interest therein to any party prior to the date of this Release.

         3. Deferred Compensation. In accordance with the Deferred Compensation Agreement, the Company agrees to provide the Employee or his spouse, as the case may be, the benefits provided in Paragraphs 2 and 3 of the Agreement.

         4. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

         5. Voluntary Execution. Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that this Release represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Release. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE
(21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE.

         6. Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS RELEASE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN
(7) DAYS OF HIS EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

                                   "EMPLOYEE"

                                   WILLIAM L. WESTBROOK

                                   --------------------------------------------
Date

WITNESSED BY:

--------------------------------------------

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Date